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EXHIBIT 99.1


SOURCE: FINANCIAL TELECOM LIMITED (USA) INC.

FOR IMMEDIATE RELEASE
HONG KONG, DECEMBER 14TH, 2004, 6:00AM, EST

PRESS RELEASE

FINTEL SIGNED ITS FIRST CLIENT ON NEWLY LAUNCHED FINANCIAL CONSULTING SERVICE

Hong Kong, December 14th, 2004-- /BusinessWire/ -- Financial Telecom Limited
(USA) Inc. (Business Name: Fintel Group) (OTC Bulletin Board: FLTL), www.fintel.com, announced today that it has signed a multi year financial consulting service contract with Shanghai Longterms Technology Ltd. (SHLT). The total contract value is US$360,000 for five years, payable by monthly installments totaled at $72,000 each year and renewable at the end of five-year period.

Established in 2000, SHLT specializes in providing technology solutions for networking infrastructure, office automation, and data storage to corporations, government agencies, small medium enterprises and foreign companies operating in China. It recorded sale revenue of 66 Million RMB (US$8 Million) for 12 months ending June 2004.

Mr. David Chen, CEO of Fintel comments: "Our contract with SHLT is significant because it is an important stream of incomes for Fintel. It also validates Fintel's new business strategy of providing investment and financial consulting services to Chinese SMEs (small to medium enterprises). SHLT is growing fast and needs Fintel's financial expertise to meet expansion demands in an increasingly competitive environment. We are looking forward to offering our services to other similar companies in the technology sector in China."

ABOUT FINANCIAL TELECOM LIMITED (USA), INC. (FINTEL GROUP)

Fintel is an investment and financial services company providing corporate finance and management consulting services to private SMEs in China and Hongkong. With its highly experienced independent executives, Fintel has the capability to assist its clients achieving corporate and personal financial goals by capital budgeting, strategy developing, equity restructuring, leveraged financing, risk managing and initial public offering. Fintel might also invest in profitable, pre-IPO companies with good upside potential. For further information, please visit: www.fintel.com

Forward-looking statements

The statements made in this press release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

Financial Telecom Limited (USA), Inc.

Contact: Mr. Stephen Tang  Tel:  (852) 2868 0668  Fax: (852) 2877 5021

Email: stephen.tang@fintel.com